UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

Mogul Energy International, Inc.
(Exact name of Registrant as specified in charter)

Delaware	980461623
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification)

520 Pike Street, Suite 2210 Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 357-4220

2007 Stock Incentive Plan of Mogul Energy International, Inc.

Engagement Agreement between Mogul Energy International, Inc. and
The Otto Law Group, PLLC

Consultant Agreement between Mogul Energy International, Inc. and Charles D. Flynn

(Full Titles of Plans)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

(Name and address of agent for service)

(302) 658-7581

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)(3)	Proposed Offering Price per Share(4)	Maximum Aggregate Offering Price(4)	Proposed Maximum Amount of Fee(4)
Common Stock, $0.001 par value	4,460,000	$0.11	$490,600	$15.06

(1)           The 2007 Stock Incentive Plan (the “Plan”) of Mogul Energy International, Inc. (the “Company”) permits 4,000,000 shares of common stock of the Company to be issued to participants under the Plan.  The general nature and purpose of the Plan is to provide a means for the Company to continue to attract, motivate and retain management, key employees, consultants and other independent contractors, and to provide these individuals with greater incentive for their service to the Company by linking their interests in the Company’s success with those of the Company and its shareholders.  The incentives will be in the form of options to purchase shares of the Company’s common stock and other awards of the Company’s common stock.  The Plan qualifies as a Qualified Stock Option Plan as defined under IRC Section 422.

(2)           The engagement agreement (the “Engagement Agreement”) between The Otto Law Group, PLLC (“OLG”) and the Company provides for legal services to be rendered by OLG to the Company on a periodic basis.  The Company has chosen to compensate OLG for legal services rendered, in part, by issuing 185,000 shares of the Company's common stock to David M. Otto on this Form S-8 registration statement.  The general nature and purpose of the Engagement Agreement is to provide for legal services for the Company and compensate OLG for said legal services.  The Engagement Agreement does not provide for a specific term, but remains in effect until terminated by either party.  The Engagement Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(3)           The Consulting Agreement between Charles Flynn and the Company provides for business consulting services to be rendered by Charles Flynn to the Company on a periodic basis.  The Company has chosen to compensate Charles Flynn for services rendered by issuing 275,000 shares of the Company’s common stock to Charles Flynn.  The shares are registered on this Form S-8 registration statement.  The Consultant Agreement is for a 3 month term, with a 3 month renewable option.  The general nature and purpose of the Consultant Agreement is to provide for the Company identification of strategic business partners and to develop the Company’s business strategy in return for compensation to Charles Flynn for said consulting services.  The Consultant Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(4)           Estimated solely for the purposes of determining the registration fee pursuant to Rule 457.  On October 22, 2007, the fair market value of the Company’s common stock, determined from the Company’s ten-day prior average closing bid and ask stock prices on the Over-the-Counter Bulletin Board was $0.11 per share.  On this basis, the maximum aggregate offering price for the shares registered hereunder is $490,600.  Such is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by 0.0000307.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.  Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to the Company at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(i) the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2007, filed with the Commission on August 15, 2007;

(ii) the Company's periodic reports on Form 8-K filed with the Commission on July 19, 2007; August 7, 2007; August 10, 2007; and September 19, 2007; and

(iii) the Company's Form SB-2 Registration Statement filed with the Commission on November 17, 2006; and amendments filed on February 6, 2007; March 29, 2007; April 25, 2007; and May 8, 2007.

All documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

David M. Otto of The Otto Law Group, PLLC, which has prepared this Registration Statement and the opinion regarding the authorization, issuance and status of the securities, as fully-paid and non-assessable, covered by this Registration Statement, has represented the Registrant in the past on certain legal matters, and is the recipient and beneficial owner of 185,000 securities of the Company registered hereunder.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of these actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.  EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits and incorporated herein by this reference.

ITEM 9.  UNDERTAKINGS

(A)	The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation  of  Registration  Fee” table in this Registration Statement;

(iii)  To include any  material information  with  respect  to  the  plan  of distribution  not  previously  disclosed in the registration statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the  Registrant  pursuant  to Section 13 or Section  15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That for the purpose of determining any liability under the Securities Act, each such  post-effective  amendment  shall be  deemed to be a new  registration statement relating to the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the  initial  bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)           The  undersigned Registrant  hereby  undertakes  that,  for  purposes  of determining  any  liability under the Securities Act, each  filing of the Company's annual report pursuant to Section  13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by  controlling  precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the  final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 22nd day of October 2007.

MOGUL ENERGY INTERNATIONAL, INC.

/s/ Naeem Tyab
By: Naeem Tyab
Its: President

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION	LOCATION

5	Opinion of the Law Offices of The Otto Law Group, PLLC	Filed herewith.

4.1	2007 Stock Incentive Plan	Filed previously on the Company’s Form 8-K, August 10, 2007.

10.19	Engagement Agreement between Mogul Energy International, Inc., and The Otto Law Group, PLLC	Filed herewith.

10.20	Consultant Agreement between Mogul Energy International, Inc., and Charles Flynn	Filed herewith.

23.1	Consent of The Otto Law Group, PLLC	Contained in Exhibit 5.

23.2	Consent of Public Accounting Firm	Filed herewith.